Exhibit 5.1

[Jeffer, Mangels, Butler & Marmaro LLP Letterhead]

April 3, 2009

BJ’s Restaurants, Inc.

7755 Center Avenue, Suite 300

Huntington Beach, CA 92647

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3, as amended (the “Registration Statement”) of BJ’s Restaurants, Inc., a California corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 1,300,000 shares of common stock, no par value, of the Company (the “Shares”), pursuant to the terms of a Registration Rights Agreement (“Registration Agreement”) dated March 4, 2009 among the Company, Jerry G. Brassfield (as to Section 4 of the Registration Agreement only) and certain investors who acquired shares of Common Stock in private sales from Jerry G. Brassfield. The private sales were made pursuant to the terms of a Common Stock Purchase Agreement, dated March 4, 2009, among the investors, as purchasers, and Jerry G. Brassfield Revocable Trust, Greenley Trust, and Sunline Settlement, as sellers (the “Purchase Agreement”).

In connection with furnishing this opinion, we have examined originals or copies of such corporate records of the Company and have made such examinations of law as we have deemed relevant. In our examination, we have assumed and have not verified (i) the genuineness of all signatures (other than persons signing on behalf of the Company), (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, (iv) the accuracy and completeness of all corporate records and documents made available to us by the Company, (v) the factual accuracy of the representations and warranties set forth in the Purchase Agreement; (vi) that the Purchase Agreement has been duly and validly executed and delivered by, and constitutes the legal, valid, binding and enforceable agreement of each of the parties thereto; (vii) the absence of any evidence extrinsic to the provisions of the Purchase Agreement that the parties intended a meaning contrary to that expressed by those provisions and (viii) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinions stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable.

The opinion expressed above is limited to the laws of the State of California. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the prospectus included therein.

Very truly yours,

/s/ Jeffer, Mangels, Butler & Marmaro LLP

Jeffer, Mangels, Butler & Marmaro LLP